Exhibit 21.1

Name of Entity

Deerfield Triarc Capital LLC
Deerfield Triarc TRS Holdings, Inc.
Deerfield Triarc TRS Holdings, LLC
Market Square CLO Ltd.
Pinetree CDO Ltd.
DWFC, LLC
Deerfield Triarc TRS (Bahamas) Ltd.

Jurisdiction of Incorporation or Organization Delaware Delaware Delaware Cayman Islands Cayman Islands Delaware Bahamas